Exhibit 99.18

Voting Proxy Form

I/we:

(Shareholder’s name or company name)

(Address)

as a shareholder of bwin Interactive Entertainment AG, hereby authorize

(Name of proxy)

(Address of proxy)

to represent me/us at the Extraordinary General Meeting of bwin Interactive Entertainment AG with registered offices in Vienna to be held on 28 January 2011, and to exercise my/our voting rights.

(Date)	(Signature of shareholder)